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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of report (date of earliest event reported): June 6, 2003



                             FLEMING COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)


        OKLAHOMA                     1-8140                  48-0222760
(State of incorporation     (Commission file number)       (I.R.S. employer
    or organization)                                     identification number)


                  1945 LAKEPOINTE DRIVE
                    LEWISVILLE, TEXAS                            75057
         (Address of principal executive offices)             (Zip code)



       Registrant's telephone number, including area code: (972) 906-8000


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ITEM 3. BANKRUPTCY OR RECEIVERSHIP.

         On June 6, 2003, Fleming Companies, Inc. (the "Company") issued a press release announcing that the Company has received approval from the U.S. Bankruptcy Court in Wilmington, Delaware (the "Bankruptcy Court") to sell 40 Company-owned retail stores.

         The Bankruptcy Court approved the sale of 31 of the Rainbow Foods stores to Roundy's, Inc. ("Roundy's") for approximately $84 million in cash, inclusive of inventory estimated at approximately $40 million. Roundy's is also expected to assume long-term capital leases for the stores it is purchasing. In addition, the Bankruptcy Court approved the sale of six California-based Food4Less stores to Save Mart Supermarkets ("Save Mart") for approximately $27 million in cash, inclusive of inventory estimated at approximately $5 million. Save Mart is also expected to assume long-term capital leases for the stores it is purchasing. The Bankruptcy Court also approved the sale of three California-based Food4Less stores to Kroger Supermarkets ("Kroger") for approximately $7.4 million in cash, inclusive of inventory estimated at approximately $2.4 million. Kroger is also expected to assume long-term capital leases for the stores it is purchasing.

         In each case, the buyers have agreed to hire substantially all of the current store associates at the respective stores that such buyer is purchasing. The three transactions are expected to be completed by the end of June 2003.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             FLEMING COMPANIES, INC.


Date:  June 9, 2003                          By: /s/ Rebecca A. Roof
                                                 -------------------------------
                                                 Rebecca A. Roof
                                                 Interim Chief Financial Officer